Exhibit 4.3
Description of Registered Securities
The following summarizes the material terms of the common stock, par value $0.001 per shares (the “common stock”) of Hayward Holdings, Inc. (“Hayward,” the “Company,” “we” or “us”). Hayward is a corporation incorporated under the laws of the State of Delaware, and accordingly its internal corporate affairs are governed by Delaware law, including the Delaware General Corporation Law (the “DGCL”), and by its Second Restated Certificate of Incorporation (“our certificate of incorporation”) and Amended and Restated Bylaws (“our bylaws”), which are filed as exhibits to our most recent Annual Report on Form 10-K. The following summary is qualified in its entirety by reference to the applicable provisions of Delaware law and our certificate of incorporation and bylaws, which are subject to future amendment in accordance with the provisions thereof. The common stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.
Authorized Capital Stock
The total amount of our authorized capital stock is 850,000,000 shares, consisting of (i) 750,000,000 shares of common stock and (ii) 100,000,000 shares of Preferred Stock, par value $0.001 per share (“preferred stock”). Such stock may be issued from time to time by the Company for such consideration as may be fixed by the board of directors of the Company (the “Board of Directors”). The number of shares of common stock outstanding as of a recent date is set forth on the cover page of our most recent Annual Report on Form 10-K. No shares of preferred stock are issued and outstanding as of the date of our most recent Annual Report on Form 10-K.
Common Stock
Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may from time to time determine.
Voting Rights. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights.
Except as otherwise required under the DGCL or provided for in our certificate of incorporation, all matters other than the election of directors will be determined by a majority of the votes cast on the matter and all elections of directors will be determined by a plurality of the votes cast. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Company. Vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall be filled by vote of a majority of the outstanding shares of our common stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Preemptive Rights. Our common stock does not confer upon the holder thereof any preemptive or other similar subscription rights to purchase any of our securities.
Conversion or Redemption Rights. Our common stock does not confer upon the holder thereof any conversion rights and there are no redemption or sinking fund provisions applicable to our common stock.
Liquidation Rights. Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Stock Exchange Listing. Our common stock is listed for trading on the New York Stock Exchange under the symbol “HAYW.”
Preferred Stock
Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Our Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board of Directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the Board of Directors.
These provisions include:
Classified Board. Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors are to be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board of Directors.
Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only (i) by our chairperson of the Board of Directors or (ii) by a resolution adopted by a majority of our Board of Directors.
Removal of Directors. Our certificate of incorporation provides that no member of our Board of Directors may be removed from office except for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of our outstanding shares of capital stock entitled to vote thereon.
Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.
Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting are be able to consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, among other requirements set forth in our bylaws. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders. Our certificate of incorporation provides that the Company is not subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the Company’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that certain entities are not deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly are not subject to such restrictions.
Choice of Forum. Our certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of claims: (i) any derivative claim brought in the right of the Company, (ii) any claim asserting a breach of a fiduciary duty to the Company or the Company’s stockholders owed by any current or former director, officer or other employee or stockholder of the Company, (iii) any claim against the Company arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws, (iv) any claim to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, (v) any claim against the Company governed by the internal affairs doctrine, and (vi) any other claim, not subject to exclusive federal jurisdiction and not asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), brought in any action asserting one or more of the claims specified in clauses (i) through (v) herein above (each a “Covered Claim”).
Our certificate of incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Company will be deemed to have notice of and consented to these choice-of-forum provisions and waived any argument relating to the inconvenience of the forums in connection with any Covered Claim.
The choice of forum provisions contained in our certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions to be contained in our certificate of incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise, which could cause us to incur additional costs associated with resolving such action in other jurisdictions.
Amendment of Charter Provisions and Bylaws. The amendment of any of the above provisions, except for the provision making it possible for our Board of Directors to issue common stock or preferred stock, would require the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of our outstanding shares of capital stock entitled to vote thereon.
The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board of Directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Corporate Opportunities
Our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of certain specified entities and all of their respective all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as directors of the Company, and each such party shall not have any obligation to offer us those opportunities.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL or any other law of the state of Delaware and our bylaws provide that we may indemnify our directors and our officers that are appointed by the Board of Directors to the fullest extent permitted by applicable law. We enter into indemnification agreements with our directors and executive officers to provide for such indemnification.
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